PRESS RELEASE

Aphton Corporation Reports Positive Results in Phase III Trial of G17DT as Monotherapy in

Patients With Pancreatic Cancer

Miami, FL—Aphton Corporation (Nasdaq: APHT): Aphton Corporation today announced results from their Phase III randomized, double-blind, placebo-controlled clinical trial of G17DT as monotherapy in patients with pancreatic cancer. Senior executives from Aphton and clinical investigators from the study will discuss results of the trial on a conference call that will be webcast beginning at 2:30 p.m. EST on Thursday, October 30, 2003.

The Phase III trial enrolled a total of 154 treatment-naïve patients with advanced pancreatic cancer from 22 sites in Europe. Patients were randomly assigned to one of two arms; one arm received G17DT alone, the other arm received identical, matching placebo. An analysis was conducted once the protocol-specified 101 events (deaths) were reached.

Inclusion criteria for the trial included male or female patients over 18 years of age with histologically or cytologically confirmed pancreatic carcinoma. All patients were treatment-naïve with Stage II, III or IV disease and were not suitable for tumor resection with curative intent. All patients must have had a life expectancy of at least 2 60%. Baseline≥months and a Karnofsky index for performance status (KPS) of demographic data, health status and stage distribution of patients recruited in the trial were typical of this disease, and in line with published epidemiological studies.

The primary objective of the trial as specified by the protocol was to compare the overall survival between the two arms. Secondary endpoints included comparative analyses of quality of life, time to deterioration of KPS and changes in dry weight. Further analyses included the relationship of immune responsiveness to G17DT and survival, as well as independence of the immune response to G17DT from other clinical parameters. The following results were obtained on the intent to treat population (ITT):

Treatment with G17DT resulted in a median survival of 151 days, compared with 83 days for patients treated with placebo (p=0.030, log rank).

The 9 month survival for patients treated with G17DT was approximately 22% compared to 11% for the placebo group.

Kaplan Meier curves showed superiority of G17DT over placebo in both Stage IV and Stage II/III subgroups. However, in both subgroups the numbers of patients were too small to reach statistical significance independently. When combined on an intent-to-treat (ITT) basis the survival benefit of G17DT compared to placebo was statistically significant (p=0.030, log rank)

Patients treated with G17DT showed a significantly longer time-to-deterioration of Karnofsky score, to 24 weeks, compared to 12 weeks for patients treated with placebo (P=0.044, log rank).

In both treatment groups mean dry weight tended to decrease during the study. The decrease in weight from baseline was consistently less in patients treated with G17DT compared to placebo. However, interpretation of these data is difficult in light of the small number of patients.

Importantly, patients who generated anti-G17 antibodies (G17 responders) lived significantly longer than patients who did not generate anti-G17 antibodies (G17 non-responders), or patients who received placebo. Analysis of the Kaplan Meier plots showed that antibody responders to G17 had a median survival of 176 days compared to 63 days for non-responders (Hazard Ratio (HR)=0.44, p=0.0043, log rank) and to 83 days for the placebo group (HR=0.5, p= 0.0028, log rank).

To demonstrate that the survival benefit of G17 responders compared to non-responders was not solely a function of health status, a sub-group analysis based on KPS, ranging from 60-100, showed that the survival benefit of G17 responders compared to G17 non-responders remained statistically significant (p= 0.007). At each KPS level, G17 responders lived significantly longer than G17 non-responders. Further, at each KPS level among the G17 non-responders there were anti-DT antibody responders, indicating that many of the G17 non-responders were immunocompetent, providing a separate indication that survival benefit was not a function of health status.

The treatment of G17DT was safe and well tolerated.

“Pancreatic cancer is one of the most devastating and aggressive forms of cancer,” said Paul Broome, MD, Aphton’s VP, European Medical Director. “The results from this trial demonstrate that G17DT provides a safe, effective alternative for the significant number of patients worldwide that have this terrible disease. Many of these patients either cannot tolerate or refuse to take chemotherapy. We believe that these data provide a biological alternative for the treatment of pancreatic cancer and that they support initiation of worldwide registration of this product-candidate.”

“G17DT may significantly impact the way in which we treat pancreatic cancer for those patients unwilling or unable to take chemotherapy,” stated Professor Jack Hardcastle, past vice president of the Royal College of Surgeons and Chairman of the Department of Surgery at the Queens Medical Centre, Nottingham, England. “Outside the United States, many patients refuse chemotherapy for their disease since it adds only a small clinical benefit at a cost of significant side-effects. The data shown in this trial marks a critical step in using a safe, targeted biological approach to attack this life-threatening disease.”

A live audio webcast beginning at 2:30 p.m. ET can be accessed via the web at Aphton’s website: www.aphton.com and will be archived through November 9, 2003.

About G17DT

Aphton’s anti-gastrin targeted immunotherapy induces in patients antibodies that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis, or spread, in pancreatic, gastric (i.e. stomach), esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling cascade is triggered by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces of the gastrointestinal system. Interrupting this process by immunizing the patient with Aphton’s anti-gastrin immunogen is specifically targeted immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

Recent findings have shown that inhibiting gastrin inhibits cell growth, proliferation and metastasis, leading to programmed cell death (apoptosis). This tilts the balance, from cell growth, to cell suicide. Gastrin also stimulates the secretion and expression of other important growth factors and receptors within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors that contribute to tumor growth and spread, resulting in tumor cell death. Aphton’s anti-gastrin targeted immunotherapy adds a biological dimension to the treatment of gastrointestinal cancers.

About Pancreatic Cancer

It is estimated that approximately 88,000 new cases of pancreatic cancer will be diagnosed in the US and Europe this year. The prognosis for most of these patients is very poor. The great majority of patients has advanced disease at the time of diagnosis and is considered incurable, with a very short survival time. Surgery, when possible, and chemotherapy are the primary treatment options currently available, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival without adding toxicity.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide

This press release includes forward looking statements, including statements 1) the Company’s belief that the results from this trial demonstrate that G17DT provides a safe, effective alternative for patients with pancreatic cancer; 2) the Company’s belief that the data from this clinical trial supports initiation of worldwide registration of G17DT; and 3) the Company’s belief that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival without adding toxicity. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These risk factors include, but are not limited to, (1) any modifications to the data arising in connection with preparing the registration of G17DT; (2) our ability to obtain regulatory approval for G17DT or produce G17DT in commercial quantities and gain commercial acceptance, (3) our ability to fund the registration and commercialization of G17DT; (4) intellectual property risks, (5) the impact of competitive products and pricing, and (6) changing economic conditions. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.